Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Videocon d2h Limited

1st Floor, Techweb Centre

New Link Road

Oshiwara Jogeshwari (West)

Mumbai 400 I02, Maharashtra

India

We consent to the use of our reports included herein relating to Videocon d2h Limited’s audited financial statements (restated) as of and for the fiscal years ended March 3I, 2013 and 2014 and Videocon d2h Limited’s unaudited interim financial statements (restated) as of and for the six months ended September 30, 2014 and to the reference to our firm under the heading “Independent Registered Public Accounting Firms” in the prospectus.

The above consent letter has been issued for the limited purpose as detailed in the immediately preceding paragraph and should not be used or issued to anyone without our prior consent.

 Khandelwal Jain & Co.

Chartered Accountants

Place: Mumbai, India

Date: March 13, 2015